Exhibit 99.1

Millipore Reports Fourth Quarter

and Full Year 2008 Financial Results

Company delivers exceptional cash flow performance;

Bioscience Division continues strong growth

BILLERICA, Mass. – February 5, 2009 – Millipore Corporation (NYSE:MIL), a leading provider of technologies, tools and services for the global life science industry, today reported financial results for its fourth quarter and full year ended December 31, 2008.

Revenues for the fourth quarter declined 2 percent from the previous year, totaling $396.8 million. Excluding a 4 percent unfavorable impact from changes in foreign currency, revenues in the quarter grew 2 percent. On a divisional basis, excluding changes in foreign currency, Millipore’s Bioscience Division grew 7 percent, while the Company’s Bioprocess Division revenues declined 2 percent from the previous year. The Bioscience Division’s revenue growth was reduced by 1 percent due to the elimination of a small product line.

Millipore’s fourth quarter net income totaled $33.3 million, or $0.60 per share, compared to $45.1 million, or $0.81 per share in the fourth quarter of 2007. Non-GAAP net income in the fourth quarter totaled $52.7 million, or $0.95 per share, compared to $54.1 million, or $0.98 per share, in the fourth quarter of 2007. A reconciliation of GAAP to non-GAAP financial measures is provided in the Company’s financial tables accompanying this press release.

“Our Bioscience Division delivered a strong fourth quarter, continuing the pattern of consistent, profitable growth it has exhibited over the past four years,” said Martin Madaus, Chairman & CEO of Millipore. “This performance enabled us to offset the revenue decline we experienced in our Bioprocess Division and generate solid earnings growth and outstanding cash flow performance in 2008. While revenues in our Bioprocess Division declined organically in 2008, the division’s performance stabilized in the second half of the year and we believe it will enter 2009 as a stronger division with a very promising future. I am pleased with how quickly and effectively the entire organization implemented initiatives to adapt our cost structure, improve our working capital, and advance key strategic programs during a difficult year.

“As we look ahead, we expect the strong fundamentals of our market, our high percentage of revenues generated by consumable products, and our balanced product portfolio will allow us to generate solid results in 2009. One of our highest priorities will be to accelerate our new product innovation through internal R&D, partnerships, and strategic acquisitions. The recent announcement of our acquisition of Guava Technologies is a good example of the attractive opportunities that exist to expand our product portfolio into fast growing market segments.”

For the full year 2008, Millipore’s revenues grew 5 percent, totaling $1.6 billion. Excluding a 4 percent benefit from changes in foreign currency, revenues grew 1 percent over 2007. On a divisional basis, excluding changes in foreign currency, Millipore’s Bioscience Division revenues grew 6 percent, offsetting a 4 percent decline in revenues from the Company’s Bioprocess Division. The Bioscience Division’s revenue growth was reduced by 1 percent in 2008 due to the elimination of a small product line. Millipore reported net income of $145.8 million, or $2.62 per share, in 2008, compared to $136.5 million, or $2.48 per share, in 2007. Non-GAAP net income for 2008 was $200.1 million, or $3.59 per share, resulting in 7 percent non-GAAP earnings per share growth over 2007.

“During 2008, we significantly improved our cash flow performance, generating a 60 percent increase in our free cash flow and repaying $85 million of debt,” said Charles Wagner, Chief Financial Officer of Millipore. “One of the Company’s highest priorities is improving its cash flow performance and we are launching several initiatives that will enable us to increase our cash flow by driving higher levels of profitability and improving our working capital efficiency.”

2008 Highlights

•

Bioscience Division generated organic revenue growth of 6 percent. The division’s growth rate was lowered by 1 percent due to the elimination of a small product line. The results in 2008 were driven by strong performance from the Laboratory Water Business Unit, successful new product launches, and solid performance in Europe and Asia. Over the past four years, the Bioscience Division has averaged approximately 8 percent organic revenue growth.

•

Bioprocess Division generated strong growth in its Process Monitoring Tools Business Unit, particularly for its NovaSeptum® product line, a sterile sampling system used in biopharmaceutical manufacturing processes. The division also significantly expanded its presence in the disposable manufacturing market.

•

Accelerated product innovation with the successful launch of several key products, including Snap i.d.™ for protein detection, Milli-Q® Integral for laboratory water purification, MILLIPLEX MAP for multiplex immunoassays, Guava Flow Cytometry System for cell analysis, and Viresolve® Pro for virus clearance.

•	Generated $193 million of free cash flow and repaid $85 million of debt.

•

Launched improved website and e-business platform, which includes online forums for scientists to discuss key research areas such as stem cell research. Millipore generated approximately 30 percent growth in online sales during 2008.

•	Formed strategic partnerships with Novozymes, Guava Technologies, Agilent Technologies, Applikon Biotechnology, and Solabia.

•

Initiated the second phase of its global supply chain program, which is designed to further reduce the Company’s manufacturing footprint and drive process improvements that are expected to result in annual savings of $11 to $15 million in 2011.

•	Announced multi-year, global sustainability initiative to reduce the Company’s carbon footprint by 20 percent over the next five years.

•

Expanded key sites and facilities, including unveiling an expanded Drug Discovery facility in St. Charles, Missouri; opening a new membrane manufacturing line in Cork, Ireland; announcing plans to open a new state-of-the-art applications and training facility in Singapore; and expanding the Danvers, Massachusetts plant to manufacture disposable manufacturing products.

Revenue Growth by Geography ($ millions):

	Three Months Ended			Twelve Months Ended
	December 31, 2008	December 31, 2007	% Growth	December 31, 2008	December 31, 2007	% Growth
Americas	$159.6	$162.9	(2%)	$619.1	$647.6	(4%)
Europe	156.0	169.8	(8%)	683.3	623.1	10%
Asia/Pacific	81.2	72.5	12%	299.7	260.9	15%

Total	$396.8	$405.2	(2%)	$1,602.1	$1,531.6	5%

Revenue Growth by Division ($ millions):

	Three Months Ended			Twelve Months Ended
	December 31, 2008	December 31, 2007	% Growth	December 31, 2008	December 31, 2007	% Growth
Bioprocess	$213.5	$226.8	(6%)	$880.8	$878.5	0%
Bioscience	183.3	178.4	3%	721.3	653.1	10%

Total	$396.8	$405.2	(2%)	$1,602.1	$1,531.6	5%

Quarterly Earnings Call

Millipore will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Time today. The call can be accessed through Millipore’s website: http://www.millipore.com. A replay of the call will be archived on the Investor Relations section of the website and will also be available via telephone by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code: 80873379. The telephonic replay will be available beginning at 5:45 p.m. Eastern Time on February 5, 2009 until 11:59 p.m. ET on February 11, 2009.

About Millipore

Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 6,000 employees in 47 countries worldwide.

Advancing Life Science Together™

Research. Development. Production.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, operating income, operating margin, pre-tax income, net income, diluted earnings per share, and free cash flow. Non-GAAP gross profit, gross profit margin, operating income, operating margin, pre-tax income, net income and diluted earnings per share exclude costs related to our global supply chain initiatives, acquisition integration and restructuring expenses, amortization of acquired intangible assets, inventory fair value adjustments related to business acquisitions, curtailment gain related to modifications to our postretirement benefit plan, impairment loss related to idle fixed assets, and certain changes in tax accruals. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment. There are limitations in using non-GAAP financial measures as they are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly performance. It is our belief that these non-GAAP financial measures have been particularly useful to investors over the last couple of years because of the significant changes that have occurred outside of our day-to-day business in accordance with the execution of our new strategy. This strategy includes strengthening our leadership position with biopharmaceutical customers, becoming a strategic supplier in bioscience research markets, leading our industry in product quality and manufacturing effectiveness, becoming a magnet for talent. The financial impact of certain elements of these activities, particularly acquisitions and impairment charges, are often large relative to our overall financial performance and most of the related charges are recorded in one or two fiscal quarters but not in other fiscal quarters, which can adversely affect the comparability of our results from period to period. Our global supply chain initiatives will significantly reduce our cost structure and improve operational efficiency primarily through the consolidation of manufacturing locations. We believe free cash flow is a useful measure to evaluate our business as it indicates the amount of cash generated after additions to property, plant, and equipment that is available for, among other things, strategic acquisitions, investments in our business, and repayment of debt.

We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities. The non-GAAP financial measures presented herein also facilitate comparisons to our historical operating results, which have consistently been presented in this manner.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release. Our earnings guidance, however, is only provided on a non-GAAP basis. It is not feasible to provide GAAP diluted earnings per share guidance because the items excluded, other than amortization expense, are difficult to predict and estimate and are primarily dependent on future events.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug; delay, suspension or termination of a customer’s volume production; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of customers’ therapeutics; limitations on cash flow available for operations and investment due to increased debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for animal-derived cell culture products; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; the inability to achieve anticipated cost benefits of our supply chain initiatives; risks relating to our concentration of principal manufacturing operations; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations. Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

-tables follow-

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715-1527

(800) 225-3384

joshua_young@millipore.com

Karen Hall

Director, Corporate Communications

Millipore Corporation

(978) 715-1567

karen_hall@millipore.com

Millipore Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$396,753	$405,214	$1,602,138	$1,531,555
Cost of sales	191,392	187,053	749,307	721,092

Gross profit	205,361	218,161	852,831	810,463
Selling, general and administrative expenses	132,769	122,690	516,729	486,737
Research and development expenses	26,003	27,050	102,605	106,999

Operating income	46,589	68,421	233,497	216,727

Interest income	354	301	948	1,453
Interest expense	(12,783)	(16,142)	(56,425)	(65,757)

Income before income taxes and minority interest	34,160	52,580	178,020	152,423
Provision for income taxes	163	6,775	28,657	12,424
Minority interest	726	667	3,562	3,527

Net income	$33,271	$45,138	$145,801	$136,472

Diluted earnings per share	$0.60	$0.81	$2.62	$2.48

Diluted weighted average shares outstanding	55,624	55,399	55,711	55,028

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$115,462	$36,177
Accounts receivable, net	274,529	292,143
Inventories	259,360	277,355
Deferred income taxes and other current assets	103,092	84,414

Total current assets	752,443	690,089
Property, plant and equipment, net	577,410	589,161
Deferred income taxes	28,445	21,973
Intangible assets, net	369,473	432,108
Goodwill	1,004,694	1,019,581
Other assets	19,185	24,345

Total assets	$2,751,650	$2,777,257

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$4,391	$5,240
Accounts payable	70,037	96,915
Income taxes payable	9,966	11,248
Accrued expenses and other current liabilities	162,969	168,838

Total current liabilities	247,363	282,241
Deferred income taxes	7,263	9,384
Long-term debt	1,128,901	1,260,043
Other liabilities	84,122	82,778
Minority interest	6,326	6,243
Shareholders’ equity	1,277,675	1,136,568

Total liabilities and shareholders’ equity	$2,751,650	$2,777,257

Millipore Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2008	December 31, 2007
Cash flows from operating activities:
Net income	$145,801	$136,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132,285	123,747
Impairment of fixed assets	5,793	—
Stock-based compensation	23,013	15,960
Deferred income tax benefit	(12,234)	(20,555)
Business acquisition inventory fair value adjustments	—	11,121
Other	2,665	(186)
Changes in operating assets and liabilities:
Accounts receivable	15,320	3,196
Inventories	3,945	(15,553)
Other assets	(8,714)	6,791
Accounts payable	(25,408)	2,176
Accrued expenses and other current liabilities	(1,078)	(44,899)
Other liabilities	(11,762)	3,900

Net cash provided by operating activities	269,626	222,170

Cash flows from investing activities:
Additions to property, plant and equipment	(76,487)	(101,662)
Settlement of derivative transactions	(32,332)	(17,926)
Other	(4,838)	6,049

Net cash used in investing activities	(113,657)	(113,539)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	16,907	49,897
Net repayments under the revolving credit facility	(85,075)	(105,610)
Repayment of 7.5% ten-year unsecured notes	—	(100,000)
Net borrowings of short-term debt	302	5,285
Dividends paid to minority shareholders	(2,110)	(3,013)

Net cash used in financing activities	(69,976)	(153,441)

Effect of foreign exchange rates on cash and cash equivalents	(6,708)	3,506

Net increase (decrease) in cash and cash equivalents	79,285	(41,304)
Cash and cash equivalents at beginning of year	36,177	77,481

Cash and cash equivalents at end of year	$115,462	$36,177

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended December 31, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, three months ended December 31, 2008	$205,361	51.8%	$46,589	11.7%	$34,160	$33,271	$0.60
Non-GAAP adjustments:
Costs related to global supply chain initiatives	6,757	1.7%	7,285	1.9%	7,285	4,942	0.09
Purchased intangibles amortization	2,270	0.5%	15,599	3.9%	15,599	10,583	0.19
Impairment of fixed assets	—	—	5,793	1.5%	5,793	3,930	0.07

Total non-GAAP adjustments	9,027	2.2%	28,677	7.3%	28,677	19,455	0.35

Non-GAAP results, three months ended December 31, 2008	$214,388	54.0%	$75,266	19.0%	$62,837	$52,726	$0.95

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Twelve Months Ended December 31, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, twelve months ended December 31, 2008	$852,831	53.2%	$233,497	14.6%	$178,020	$145,801	$2.62
Non-GAAP adjustments:
Costs related to global supply chain initiatives	16,485	1.0%	17,553	1.1%	17,553	11,459	0.20
Purchased intangibles amortization	9,379	0.6%	63,111	3.9%	63,111	40,613	0.73
Curtailment of postretirement plan	—	—	(2,733)	(0.2)%	(2,733)	(1,738)	(0.03)
Impairment of fixed assets	—	—	5,793	0.4%	5,793	3,930	0.07

Total non-GAAP adjustments	25,864	1.6%	83,724	5.2%	83,724	54,264	0.97

Non-GAAP results, twelve months ended December 31, 2008	$878,695	54.8%	$317,221	19.8%	$261,744	$200,065	$3.59

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended December 31, 2007

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, three months ended December 31, 2007	$218,161	53.8%	$68,421	16.9%	$52,580	$45,138	$0.81
Non-GAAP adjustments:
Costs related to global supply chain initiative	1,602	0.4%	1,602	0.4%	1,602	799	0.02
Acquisition integration and restructuring expenses	84	0.0%	1,798	0.4%	1,798	896	0.02
Purchased intangibles amortization	2,393	0.6%	14,643	3.6%	14,643	7,298	0.13

Total non-GAAP adjustments	4,079	1.0%	18,043	4.4%	18,043	8,993	0.17

Non-GAAP results, three months ended December 31, 2007	$222,240	54.8%	$86,464	21.3%	$70,623	$54,131	$0.98

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Twelve Months Ended December 31, 2007

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, twelve months ended December 31, 2007	$810,463	52.9%	$216,727	14.2%	$152,423	$136,472	$2.48
Non-GAAP adjustments:
Costs related to global supply chain initiative	11,314	0.7%	11,314	0.7%	11,314	7,320	0.14
Business acquisition inventory fair value adjustments	11,121	0.7%	11,121	0.7%	11,121	7,765	0.14
Acquisition integration and restructuring expenses	2,733	0.2%	13,268	0.9%	13,268	8,643	0.16
Purchased intangibles amortization	9,481	0.7%	58,343	3.8%	58,343	36,470	0.66
Change in tax accrual	—	—	—	—	—	(11,900)	(0.22)

Total non-GAAP adjustments	34,649	2.3%	94,046	6.1%	94,046	48,298	0.88

Non-GAAP results, twelve months ended December 31, 2007	$845,112	55.2%	$310,773	20.3%	$246,469	$184,770	$3.36

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the above tables. Non-GAAP gross profit and gross profit margin exclude the costs related to our global supply chain initiatives for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP gross profit and gross profit margin exclude the amortization of intangible assets and acquired inventory fair value adjustments from business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. In addition, non-GAAP gross profit and gross profit margin exclude acquisition and related integration expenses in connection with the acquisition of Serologicals because this is the largest acquisition in recent Millipore history.

Non-GAAP Operating Income and Operating Margin

The calculation of non-GAAP operating income and operating margin is displayed in the above tables. Non-GAAP operating income and operating margin exclude the amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The calculation of non-GAAP operating income and operating margin also excludes the costs related to our global supply chain initiatives described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP operating income and operating margin exclude acquisition and related integration expenses in connection with the acquisition of Serologicals because this is the largest acquisition in recent Millipore history. We have excluded the impairment loss related to an idle facility and the related equipment because the amount is non-cash and non-recurring for Millipore. In addition, we have also excluded the curtailment gain related to modifications to our postretirement benefit plan from non-GAAP operating income and operating margin because these benefits are significant and non-recurring for Millipore.

Non-GAAP Pre-tax Income

The calculation of non-GAAP pre-tax income is displayed in the above tables. The calculation of non-GAAP pre-tax income also excludes costs related to our global supply chain initiatives; acquisition and integration expenses; impairment of fixed assets; curtailment gain related to modifications to our postretirement benefit plan; and amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP operating income and operating margin above.

Non-GAAP Net Income

The calculation of non-GAAP net income is displayed in the above tables. Non-GAAP net income excludes changes in tax accruals because this is a significant non-recurring item affecting the income tax provision. Because pre-tax income is included in the net income calculation, the non-GAAP net income calculation also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses in connection with the acquisition of Serologicals; impairment of fixed assets; curtailment gain related to modifications to our postretirement benefit plan; and amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP pre-tax income above.

Non-GAAP Diluted Earnings per Share

The calculation of non-GAAP diluted earnings per share is displayed in the above tables. Because net income is included in the diluted earnings per share calculation, the non-GAAP diluted earnings per share calculation excludes the amounts for costs related to our global supply chain initiatives; acquisition and related integration expenses in connection with the acquisition of Serologicals; amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions; impairment of fixed assets; curtailment gain related to modifications to our postretirement benefit plan; and changes in tax accruals for the reasons described for non-GAAP net income above.

***